Exhibit 99.1

Plymouth Industrial REIT
Third Quarter 2021 Earnings
November 5, 2021 at 9:00 a.m. Eastern

CORPORATE PARTICIPANTS

Tripp Sullivan – SCR Partners

Jeff Witherell – Chairman and Chief Executive Officer

Dan Wright – Executive Vice President and Chief Financial Officer

Pen White – President and Chief Investment Officer

Jim Connolly – Executive Vice President, Asset Management

PRESENTATION

Operator

Good morning and welcome to the Plymouth Industrial REIT Third Quarter 2021 Earnings Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star then one on your touchtone phone. To withdraw your question please press star then two. Please note, this event is being recorded.

I'd now like to turn the conference over to Tripp Sullivan of SCR Partners. Please go ahead.

Tripp Sullivan

Thank you. Good morning. Welcome to the Plymouth Industrial REIT conference call to review the company's results for the third quarter of 2021. On the call today will be Jeff Witherell, Chairman and Chief Executive Officer; Pen White, President and Chief Investment Officer; Dan Wright, Executive Vice President and Chief Financial Officer; Jim Connolly, Executive Vice President of Asset Management; and Anne Hayward, General Counsel.

Our results were released this morning in our earnings press release, which can be found on the Investor Relations section of our website, along with our Form 10-Q and supplemental filed with the SEC. A replay of this call will be available shortly after the conclusion of the call through November 12, 2021. The numbers to access the replay are provided in the earnings press release. For those who listen to the replay of this call, we remind you that the remarks made herein are as of today November 5, 2021, and will not be updated subsequent to this call.

During this call, certain comments and statements we make may be deemed forward-looking statements within the meaning prescribed by the securities laws, including statements related to the future performance of our portfolio, our pipeline of potential acquisitions and other investments, future dividends, and financing activities. All forward-looking statements represent Plymouth's judgment as of the date of this conference call and are subject to risk and uncertainties that can cause actual results to differ materially from our current expectations. Investors are urged to carefully review various disclosures made by the company, including the risk and other information disclosed in the company's filings with the SEC.

We will also discuss certain non-GAAP measures, including but not limited to core FFO, AFFO, and adjusted EBITDA. Definitions of these non-GAAP measures and reconciliations to the most comparable GAAP measures are included in our filings with the SEC.

I'll now turn the call over to Jeff Witherell. Please go ahead.

Jeff Witherell

Thanks, Tripp. Good morning, everyone, and thank you for joining us today. Our team continues to set a strong pace to the year, with leasing, acquisitions and capital markets leading the way. This is a collective effort, and I'd like to thank our entire team here in Boston and in our regional offices for their commitment and diligence as well as a relentless focus on operations. The improving industrial fundamentals provide support for what we want to accomplish. But it requires a strategy and teamwork to build scale in the way we have within our markets. I want to spend some time this morning on some updates around our progress.

Plymouth Industrial REIT

November 5, 2021 at 9:00 a.m. Eastern

Our key operating stats for the quarter continue to demonstrate the strength of our portfolio. Occupancy was 96.3%. Cash releasing spreads were 10.8%, bringing us up 9.7% through the first nine months of the year. Same store NOI on a cash basis was up 6.2% and rent collections at 99% plus. Core FFO per share was in line with our forecast, while AFFO reflected the impact of solid real estate decisions to sign several longer-term leases.

We have had a record amount of acquisition activity so far in 2021, and we have a few more transactions baked into our guidance for year end. We've also made great strides on the balance sheet with the addition of our expanded unsecured credit facility and successful deployment of our ATM program to match fund these acquisitions.

I would like to provide an update on our development program. We currently have 11 projects in various stages of planning and development in four different markets, with three of them currently under construction or active development. The balance are forecasted to start in 2022. All told, we believe these projects will total about 1.3 million square feet and represent a total investment of approximately $82 million, with a targeted range in the high single digits.

In Cincinnati, at our Fisher Industrial Park, we have two exciting projects we are working on. In early July we started to reclaim over 150,000 square feet to put into our leasing inventory. This project involves capping the existing press pits within the existing 1.25 million square foot building. We are on track for a completion of this redevelopment by year end, and as of today have signed 60,000 square feet and have proposals out on another 60,000 square feet.

The second project is the additional acreage at this site, which provides us an opportunity to consider three separate new buildings totaling almost 500,000 square feet. We are in the planning phase now with these three buildings and anticipate one of them will break ground in early 2022.

In Portland Maine, we are on track with completing shell construction next month at our $7.3 million, 70,000 square foot ground up development. Discussions with potential tenants have picked up now that the shell construction is close to being finished.

In October, we broke ground on a new $13 million, 237,000 square foot industrial building in Atlanta. On the same site, we are in the planning stages for adding another building of approximately 180,000 square feet. These buildings are adjacent to our existing building that is 100% leased and within a market that has solid absorption rates in rent growth.

In Jacksonville, Florida we have four buildings in design phase right now, and we are waiting on final permitting. These are all located within two of our existing business parks and will total approximately 175,000 square feet. We don't have a definitive start date for construction, but with the infrastructure already in place we believe it is feasible to have all of these online in late 2022. We were able to pursue this additional value creation through development because of the market cluster strategy we pursued to gain scale in our markets, but also because we have the liquidity to fund this growth.

As disciplined as we are on acquisitions and new developments, we are even more diligent on the balance sheet. Our top priorities with the balance sheet are to ensure that our dividend is well covered, our leverage profile continues to improve and that we have access to multiple sources of capital. I believe we have done a great job of balancing these priorities while still maintaining a growth posture. We have one of the lowest payout ratios in our industry, we are still on track to stay within our leverage targets, and we have demonstrated we can fund a record amount of acquisition and development activities.

Plymouth Industrial REIT

November 5, 2021 at 9:00 a.m. Eastern

This continues to be the time to own industrial buildings from the first mile to the last mile, and we have the right people, strategy and liquidity to achieve our top priorities. Namely, find the right opportunities that can provide the most embedded growth and extend a platform that is difficult to replicate in our markets.

Pen, why don't you walk us through our acquisition activity?

Pen White

Thanks, Jeff. Good morning, everybody. This has been Plymouth's most active year for acquisitions in our history. In the third quarter we closed on $101 million, totaling 1.8 million square feet and closed on $117 million, totaling 1.6 million square feet during the month of October, with $54 million scheduled to close before the end of the year, thereby bringing our total volume of year-to-date acquisitions to $347 million, as noted in our updated guidance, a 42% increase over last year's total.

We have increased our footprint in our existing markets, contributing significantly in St. Louis, Memphis, Chicago and Indianapolis, where we continue to methodically add to our existing clusters of properties. We have demonstrated success in sticking to our formula of buying one-off deals, or as you've heard me say in the past, hitting singles and doubles. As a result, the properties we have closed on year-to-date have a weighted ingoing cap rate of 6.8%.

Yet as successful as our strategy of acquiring one-off transactions has been, we continue to explore the potential for acquiring smaller portfolios in our markets as a means to boost growth while maintaining fiscal discipline. We have not changed our criteria as we analyze opportunities for the right mix of utilitarian industrial buildings and markets exhibiting positive absorption, strong rent growth, limited institutional competition, and that have the ability for us to deploy our property management teams on the ground to aggressively asset management and lease the properties.

With six transactions closed since our last earnings call, in the interest of time I'll defer to page 3 of our supplemental for a more detailed description of the stats around each building. There are a few highlights I would like to call out. First, the average cost has stayed within a tight range of high $50 to $65 per square foot, with a handful of exceptions here and there. That's generally still well below replacement costs.

Second, as I mentioned earlier, third quarter acquisitions have remained mostly within our target range of mid-6% cap rates. Late in the third quarter and to date in the fourth quarter we've seen some additional compression in cap rates, particularly around opportunities such as the two building portfolio we bought in St. Louis in early October.

You have heard us say before, the larger the portfolio the more of a pricing premium is typically sought and achieved from sellers, thereby compressing cap rates even further to the low to mid-5% range. That's still the case, and we've seen an increasing number of those portfolios trade in markets such as Kansas City, Columbus, and Indianapolis. Yet we are still able to purchase properties within our targeted range, or find an opportunity that provides a slightly lower initial yield but with a much greater stabilized yield. Our quarterly earnings supplemental this year has highlighted several examples where our exit cap rates are now several hundred basis points below initial yields based on the value we've created through leasing.

Plymouth Industrial REIT

November 5, 2021 at 9:00 a.m. Eastern

Building significant scale in our markets is not without its challenges, but this methodical approach over the last several years has had its advantages. It has first and foremost allowed us to add over 10 million square feet in nine markets in the past two years, at a cost far below what it would have been if we had bought those properties in a bulk portfolio trade by writing one big check. It has allowed us to systematically place additional property management and asset management personnel on the ground in places like Columbus, Memphis and Jacksonville. And it's helped us source additional growth opportunities through those local connections. We continue to source new acquisition opportunities and still maintain a full and robust pipeline, and we expect to build on the momentum we established this year for another active year in 2022. We look forward to reporting our progress on the next call.

I'll now turn it over to Jim to walk through the leasing activity and portfolio operations.

Jim Connolly

Good morning. Through the end of September, we had addressed 88% of our leases that were scheduled to expire during the year. Leases comprised of 5.3 million square feet were scheduled to expire in 2021, including adjustments for acquisitions and early terminations. Of that amount, 2.6 million square feet has been renewed, 2.1 million square feet was leasing new tenants, leaving 642,000 square feet that still needs to be addressed. Significant progress has been made on leasing that space and many leases are nearing execution. In addition, we have leased 340,000 square feet of space that had been vacant at the start of 2021.

During Q3 and year-to-date through Q3 we saw rental rates increase 10.8% and 9.7% respectively on commencing leases over prior lease rates on a cash basis. During the quarter, rental rate increases continued to be high, including leases negotiated for subsequent periods. Therefore, we expect to be well within our guidance range of 8% to 10% for the year.

Portfolio-wide occupancy at the end of Q3 was 96.3%, up 10 basis points from the end of Q2. Of the 982,000 square feet of vacancy within our portfolio, 532,000 square feet is being repositioned at five locations. Excluding the repositioned square footage, our occupancy rate would have increased to 98.7%. Efforts at these locations are began to show benefits, with 67,000 square feet previously leased, an additional 79,000 square feet leased in Q3 starting in Q4, 75,000 square feet in final negotiations and active prospects for the balance of the reposition vacancy.

Through 10/31, we have collected 99.7% of our rent build during Q3, and 99% of the rent for October. One small rent deferral was issued during Q1 that will be paid back by the end of the year. It has been a busy year through October, with 138 leases executed related to 2021 expirations and prior vacancies, totaling 5.5 million square feet. An additional 41 leases totaling 1.7 million square feet has been executed for leases expiring beyond this year, with many more leases nearing execution.

Looking at 2022 specifically, of the 5.9 million square feet scheduled to expire, adjusted for Q4 acquisitions, 1.5 million square feet has been leased through October. This represents approximately 25% of the 2022 expirations as complete, with an 8.9% rental rate increase over expiring rents. There were nine leases scheduled to expire in 2022 of 200,000 square feet or greater. Three of these have already been addressed, we expect four to renew, while the other two are actively being negotiated with solid prospects. These numbers reflect the high level of performance that Plymouth’s asset and property management teams are delivering and show that we are well positioned to meet our leasing and management requirements long into the future.

At this point, I'll turn it over to Dan to discuss our financial results.

Plymouth Industrial REIT

November 5, 2021 at 9:00 a.m. Eastern

Dan Wright

Thank you, Jim. First, I will call your attention to the supplemental information filed earlier, which provides more detailed disclosures in addition to those referenced in these prepared remarks. Looking at our third quarter results, our key metrics are in line with our full year forecast, with the exception of AFFO, which was impacted by leasing commissions primarily related to two 10-year leases that were executed during the quarter that were expiring in 2022. Core FFO was $0.43, up from $0.41 per weighted average common share and units in the second quarter, and AFFO was $0.31, notwithstanding the commissions and 9.6% increase sequentially in the weighted average share and unit count.

Same store NOI, excluding early termination income, increased 3.8% on a GAAP basis, with same store NOI on a cash basis increasing 6.2% and excluding the impacts related to three leases, aggregating approximately 900,000 square feet. This quarter’s same store NOI brings us to a 1.3% increase year-to-date, implying another strong quarter for same store NOI in Q4. The execution of these three leases captured a significant mark-to-market of 13% with embedded rent escalators of 2.5%. They were executed at a below market cost in terms of downtime and rent abatement, an average of three months of concession for an average of nine years of term, creating significant value in the portfolio.

As noted in our earnings release, we have affirmed our full year 2021 guidance ranges. I will briefly touch on several of the underlying assumptions. The timing of and contributions from acquisitions continues to be the main factor in our quarterly cadence, as we continue to add scale in our respective markets. After completing $14 million of acquisitions in Q2, we closed on an additional $101 million in Q3, with another $117 million closed in October. We have a remaining $54 million under contract that is expected to close by year end, which brings us to a total of $347 million of acquisitions expected for the year. That's above our previous guidance for acquisition volume. But with the timing of closings, we only saw a full quarter benefit in Q3 of 43% of this year's volume and expect to see a full quarter benefit in Q4 of 51% of the full year amount.

Strong leasing activity for both renewals and new leases provides a solid base of growth as well, as Jim discussed earlier. On a going forward basis, this acquisition and leasing activity provides a solid addition heading into 2022. And we'll have more to say on that when we provide 2022 guidance with our Q4 and year end reporting.

In years past, we might have seen more timing disruption from the level of capital markets activity that we've experienced this year. But we've been able to manage that this year with our ATM. We've seen much better pricing throughout the year and have been able to deploy the proceeds. While leverage is always at a moment in time and can fluctuate based on timing, we've been successful in continuing to gradually reduce our overall leverage. The higher weighted average share and unit count from the ATM activity now assumes that we'll be at 31.6 million shares and units on a weighted average basis for the year. As of today, we have a total of 35.1 million common shares and units outstanding. Implicit in our full year guidance is that for Q4 core FFO will be in the range of $0.46 to $0.50 and AFFO will be in the range of $0.41 to $0.46. Q4 will see the proportional impact of the acquisitions I noted earlier, but also the full effect of the 35.1 million common shares and units outstanding today.

Plymouth Industrial REIT

November 5, 2021 at 9:00 a.m. Eastern

As we look at the balance sheet, we continue to bring down our cost of capital, with strong execution on the ATM program and further reduction, with the recent commitments from our banking group, with the expanded unsecured credit facility on attractive terms. Our debt to total market capitalization was 39% at quarter end, and net debt to EBITDA was at 5.9x. This is lower than we had anticipated for this quarter due to the ATM activity and the timing of acquisitions. We're still on target for 7x at year end. As expected with the closing of our expanded credit facility, the composition of our balance sheet improved to 41.7% of our debt is unsecured with a rate presently under 2% and 58.3% of our debt was fixed interest rates. When combined with the utilization of our ATM program, the expanded facility gives us significant flexibility for future growth opportunities with well laddered maturities and improved borrowing costs.

I also want to point out that we are carrying approximately $13.2 million of investments on our balance sheet related to construction in progress associated with a total of over $82 million in development activity for the projects that Jeff outlined earlier. As we begin to bring these projects online, they will be a contributor to earnings as well as to NAV creation. Our liquidity position remains strong, as presently we have $38.8 million of cash on hand, plus an additional $4.4 million in operating expense escrows and $85 million of capacity on our revolving line of credit.

Operator, we are now ready to take questions.

QUESTIONS AND ANSWERS

Operator

Thank you. We will now begin the question and answer session. To ask a question, you may press the star then one on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star then two.

Our first question will come from Dave Rogers of Baird. Please go ahead.

Nick

Hey, guys, it's Nick on for Dave. I think it last quarter, Pen, you gave an update on the acquisition pipeline and said it was around like $600 million. So maybe give an update on that number. And then you mentioned the cap rate compression you've been seeing in the back half of third quarter into fourth quarter, maybe what markets are you seeing that the most?

Pen White

Yes, Nick, how are you? Yes, at that time, we had a pipeline in that $600 million range. Right now we're continuing to look at deals in our pipeline. We still maintain a very deep and robust pipeline, as you know. We're looking at about $440 million to $450 million worth of deals right now.

And to answer your question about cap rate compression, really the markets that we've seen, the most decrease in availability rates are where we've seen cap rates decrease as well. St. Louis sticks out as one, they've decreased 290 basis points over the last 12 months. Columbus is another one, going from 6.7 availability rate to about 5.3. And even Chicago, the largest market, has dropped over 100 basis points. So we're still seeing cap rate compression throughout most markets. Those I just mentioned kind of stick out the most.

Plymouth Industrial REIT

November 5, 2021 at 9:00 a.m. Eastern

Nick

Thanks, that's helpful. And then maybe moving to Jeff, when you're having conversations with like some of your tenants what are they most concerned about today? I guess more specifically, are you having conversations about lack of labor ability for tenants and that's kind of like a pressure point for them? Anything along those lines.

Jeff Witherell

Yes, Nick, you're right, the labor constraints are the same everywhere. So it's not like our tenants are immune from that. So we hear that quite a bit. But they still have orders, they still have business to do, so it's not stopping them from really leasing space. But remember, a lot of our tenants are running second or even third shifts, so what we're seeing in some locations is they would run a third shift if they could find people, but they can't. Labor is really the number one issue that we hear from them. Transportation costs are up, obviously. But the inverse of that is it benefits the logistics business, right, is the warehousing business is benefiting from the chaos in the logistics pipeline. So.

Nick

And then last one for me, maybe for Jim, you're talking a little bit about the 2022 expirations, and I think you said two are in process or in negotiation. Are those renewals or new prospects for the space and likely move outs?

Jim Connolly

Those two would be new prospects.

Nick

Okay. That’s it for me. Thanks, guys.

Jeff Witherell

Thank you.

Operator

Our next question comes from Barry Oxford with Colliers. Please go ahead.

Barry Oxford

Great. Thanks, Jeff, when you look out over the next year and your needs for capital from the equity side of things, will the ATM be able to meet your needs for the most part, or not necessarily?

Jeff Witherell

Hi, Barry. Yes, well, it has this year.

Barry Oxford

Right, exactly. Yes.

Jeff Witherell

And so we would anticipate that it most likely would meet it. If you just look at our volumes and stuff, the average daily trading volumes are higher than some of the bigger REITs. We like the liquidity that's in our stock right now, so we will take advantage of it over the next 12 months. And we think it will.

Barry Oxford

Okay, perfect. And a second question is, [audio skips], would you like to see that development in progress be that [audio drops].

Plymouth Industrial REIT

November 5, 2021 at 9:00 a.m. Eastern

Jeff Witherell

Barry, you were kind of breaking up, something about development.

Barry Oxford

Yes, development. What's your [audio drops], max kind of progress on the balance sheet?

Jeff Witherell

I got about 30% of that question, Barry. But I know it has to do with development. You're going in and out [overlapping voices].

Barry Oxford

Yes, the max.

Jeff Witherell

Oh the max? Well, I mean, we've got about $82 million of development, it's not all going on at the same time. So we have starts that are going to happen over the next 12 months. So that's kind of our number. We've got additional land parcels that we could do some more on. We'll continue to do it. But again, we're not actively out buying land to develop. That's not our game.

Barry Oxford

Right, okay. Great. Thanks, guys.

Jeff Witherell

Thank you.

Operator

Our next question comes from Aaron Hecht with JMP. Please go ahead.

Aaron Hecht

Thanks for taking my questions. Obviously, you've seen a nice decline in your cost of capital, both on the debt and on the equity side, it keeps improving. Does that create an opportunity to maybe invest in assets that wouldn't normally be Plymouth’s sweet spot or that everyone would be used to seeing? Any sort of change there, whether quality or geographies or more development?

Jeff Witherell

Hey, Aaron, thanks for the question. The real answer is no, not really. I mean, our strategy is going to remain the same as it has been. So that's kind of the top line answer. We bought some Class A properties recently at what we would call Class B prices, right? Our development yields are high single digits, so we're not going to be in the low digit areas on development. So we've always had this posture. If we can buy Class A buildings at Class B prices, we’re in. So we're looking for value wherever it is, whether it's Class A, Class B, or new development. So I don't think you're going to see a rush to 10-year leased credit quality properties in California at a 3.5 cap. It's just not fundamentally what we believe in.

Aaron Hecht

Right. And I wasn't trying to say go that low on the cap rate range, but I was just trying to see if there'd be any incremental change. On the development side, is there a spread that you guys are targeting? Obviously, the yield that you're projecting is really high. There's been cap rate compression in space. Any sort of parameters around that would be helpful?

Plymouth Industrial REIT

November 5, 2021 at 9:00 a.m. Eastern

Jeff Witherell

Not really, because, again, we're not running this development division, right, where we've got this master plan to go out and build, millions upon millions of square feet of space in different markets. And we've got this development strategy that's a big part of the company, we're not there yet. I don't think we're going to get there. That's not really in our design. So the stuff we're doing now is on land we already own. We've been thinking about this development for 5, 6, 7 years. So it's just a natural evolution, I think is the way we'd like to say it so.

Aaron Hecht

Right. And then just a—

Jeff Witherell

We’re going to build at high single digit yields, or we’re going to buy at mid to high single digit yields. So that's the plan.

Aaron Hecht

Right. Just a housekeeping one on the same store operating expenses of 4.2%. What are kind of some of the factors embedded in that expense growth?

Jeff Witherell

Aaron, can you repeat that? I don't think Jim—

Aaron Hecht

Sorry, if I was breaking up, I was asking about the same store operating expenses. They're up 4.2% year-over-year. Obviously, there are some inflationary pressures out there, but just wondering what was the driving factors in that operating expense increase?

Jim Connolly

A lot of it was at the beginning of the year, when the storms hit we had some repairs to do. That carried over into Q2 and a little bit into Q3. But, yes, things have gone up a bit in price, but we're recovering the same percentage as we were last year.

Aaron Hecht

Understood. Appreciate it, guys.

Jeff Witherell

Thank you, Aaron.

Operator

Our next question comes from Gaurav Mehta with B. Riley Securities. Please go ahead.

Gaurav Mehta

Thanks. Good morning. First question on your balance sheet on your Series B preferred stock. So in your supplement, I see that if your stock price is greater than 26.35, you guys have an option to convert 100% of that preferred stock. And given that your stock price is close to that number, I'm wondering what your thoughts would be if your stock price is higher, that number starting to come in '22, would you be looking to convert that preferred stock?

Plymouth Industrial REIT

November 5, 2021 at 9:00 a.m. Eastern

Jeff Witherell

Yes, Gaurav. This is Jeff, thank you. Yes, we would be looking to do that. That's been our plan. As I think we've talked about on other calls, the maturity of that, it comes up in three or four more years, we still have plenty of room. Starting January of '23, we can redeem and then the balance of it in January '24. So we've been very focused on that. Our plan would be to redeem it. I can't say we will, don't know where we'll be, but we should be in great position the end of next year and we will redeem them. If we can convert and take them out, that's a great move. So we're really looking forward to having a dialogue with them come January.

Gaurav Mehta

Okay, great. Second question on your recurring capex. I saw that you guys raised your recurring capex expectations for 2021. I was wondering if you could provide some color on what's driving that.

Jim Connolly

Most of our capex, we have a roof plan that we've been implementing over the last couple of years. So we have roofs that were scheduled for this year, some of them got delayed actually in Chicago, so there will be a few carrying over into next year. And then we have some more on the tail end of next year as well. So we're kind of catching up on all our roofs.

Gaurav Mehta

Okay, great. Thank you. That’s all I have.

Jeff Witherell

Thank you.

Operator

Again, if you would like to ask a question, it is * then 1. * then 1 to ask a question.

Our next question comes from Connor Siversky with Berenberg. Please go ahead.

Eric

Hey, guys, good morning. It's Eric on for Connor. Appreciate the color on the volumes this quarter. I was kind of wondering if you could expand on the pipe headed into the new year? What's the mix between kind of your one-off strategy and larger deals in the portfolio going forward? Thanks.

Pen White

Hey, Eric, it's Pen here. Strategy hasn’t really changed, as a general comment. We've been pretty successful buying one-off deals, or as I repeat myself, hitting singles and doubles. But we are looking at some smaller portfolios that would help jettison or boost our growth over the next 6 to 12 months. So our pipeline is really kind of a combination of singles and doubles as well as portfolios that might be consistent, maybe two or three properties, not like 20 properties in 4 different markets. That's when those cap rates really decrease significantly.

So we are finding plenty of opportunities. That’s one of the main reasons why we were in a position to increase our acquisition guidance for this year. And I think we're very well positioned to continue the similar acquisition activity going into 2022.

Plymouth Industrial REIT

November 5, 2021 at 9:00 a.m. Eastern

Eric

That's great. And then I guess, kind of given your decreasing cost of capital, kind of helps protect the spread against compressing market, compressing cap rates. I think you kind of already answered this, but do you think you'd be willing to acquire larger portfolios in your target market? I know you kind of expanded on, you don't want to go into California, but kind of in the Midwest region? Does it look favorable in terms of the spread, or do you see cap rates compressing too much as competition increases in the space?

Pen White

We are seeing compression, I would say that we saw a significant amount of compression earlier this year, let's say going from first quarter to third quarter. I don't know if we're going to see that amount of compression, again, going into next year. But we are always looking to opportunities to acquire portfolios, if it makes economic sense. And, yes, we do have a spread between cap rates and our cost of capital. It really gets down to or it's really a function of how great or small is that spread and does it make economic sense. So we're constantly reviewing deals along those lines. And, as I mentioned, I think we've got some good opportunities in our pipeline that will help push the ball forward going into 2022.

Eric

No, I appreciate that. And then last one for me, are you guys seeing any new supply coming online in your target markets that could kind of ease competition in those regions and help you acquire at a more favorable cap rate?

Pen White

We are seeing supply come on. The growth of supply was limited in the early part of this year, for reasons that you know about, shortages and all sorts of things, from steel to lumber to roof insulation. I think it's starting to pick up a little bit here. But the demand for the most part is still outstripping supply, and we're still seeing record amounts of leasing and absorption in all of our markets, and we're going to probably see that going into 2022. I think that's reflected in the rental growth rates that we're seeing. What we've seen this year, and seeing next year, I think average rental growth rate across our markets is between 5% and 6%. And I think that's going to go right through to 2022 and maybe into 2023.

So, as I said before, a lot of the product that's going up in our markets doesn't necessarily compete with our product. But we're seeing the rental rates increase, and a rising tide does float all boats, so we applaud the rise in rental rates, and I think that's going to have a positive effect on our portfolio as well.

Eric

Perfect. Thanks, guys. Appreciate it.

Jeff Witherell

Thank you.

CONCLUSION

Ladies and gentlemen, this will conclude our question-and-answer session. I'd like to turn the conference back over to Jeff Witherell for any closing remarks.

Jeff Witherell

Thank you. Thanks, everyone, for joining us this morning. And as usual, we're available for follow up questions throughout the day and into the next week. See you next quarter. Thank you.

Operator

Thank you. The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

Plymouth Industrial REIT

November 5, 2021 at 9:00 a.m. Eastern